EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MB Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-212357) on Form S-8 of MB Bancorp, Inc. of our report dated February 26, 2019, with respect to the consolidated 2018 financial statements of MB Bancorp, Inc. which report appears in MB Bancorp, Inc.’s 2018 Annual Report on Form 10-K.

Salisbury, Maryland

February 26, 2019